Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in Registration Statement (No. 333-164629) on Form S-1 of The Frontier Fund of our report dated March 25, 2011, relating to our audit of the consolidated statement of financial condition of Equinox Fund Management, LLC and Subsidiaries, which appears in this Current Report on Form 8-K of The Frontier Fund.

/s/ McGladrey & Pullen, LLP

Denver, Colorado

March 25, 2011